Exhibit 2.1 - Acquisition Agreement

ACQUISITION AGREEMENT

Among

Calypso Media Services Group, Inc.,

WebiMax, L.L.C.,

And

Kenneth C. Wisnefski

1416531 v3

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the “Agreement”) is made and entered into as of this 10th day of September,  2010, by and among Calypso Media Services Group, Inc., a Nevada Corporation (“Calypso”); WebiMax, L.L.C., a New Jersey limited liability company (“WebiMax”); and Kenneth C. Wisnefski, the sole member of WebiMax (the “Member”). Calypso, WebiMax and Member may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Calypso desires to acquire one hundred percent (100%) of the issued and outstanding ownership interests of WebiMax, which interests are owned solely by Member, in exchange for cash and shares of Calypso common stock and preferred stock as described below;

WHEREAS, the Board of Directors of Calypso and the managing board of WebiMax deem it advisable and in the best interest of each respective Party that Member sells all of the outstanding ownership interests in WebiMax to Calypso, whereby WebiMax will become owned one hundred percent (100%) by Calypso; and

WHEREAS, each Party to this Agreement desires to and will make certain representations, warranties and commitments in connection with the transactions contemplated herein and also to prescribe various conditions thereto.

NOW THEREFORE, in consideration of the premises, mutual covenants set out herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION  1                           Acquisition of WebiMax.  The parties to this Agreement do hereby agree that Calypso will acquire from Member, and Member will sell to Calypso, one (1) membership interest in WebiMax (the “Membership Interest”), which Membership Interest represents one hundred percent (100%) of the issued and outstanding ownership interests in WebiMax (the “Acquisition”).  In consideration for the Acquisition, Calypso will (a) issue to Member three million five hundred thousand (3,500,000) shares of Calypso’s authorized, but previously unissued common stock, par value $0.00001 per share (the “Common Stock”), (b) issue to Member ten thousand (10,000) shares of Calypso’s authorized, but previously unissued Series A convertible preferred stock (the “Preferred Stock”), (the Common Stock and the Preferred Stock are collectively referred to as the “Calypso Consideration Shares”),  and (c) pay to Member cash consideration of two million five hundred thousand dollars ($2,500,000) (the “Cash Consideration”).  Upon the closing of the transactions contemplated by this Agreement (the “Closing” as defined in Section 2(c) hereof) and the satisfaction of the terms and conditions contained herein, WebiMax will become the one hundred percent (100%) owned subsidiary of Calypso.

SECTION  2                           Terms of Acquisition.   In accordance with the provisions of this Agreement and the requirements of applicable law, Calypso will acquire from Member the Membership Interest that represents one hundred percent (100%) of the ownership interests in WebiMax, whereby WebiMax will become the wholly owned subsidiary of Calypso and, accordingly, Calypso will be the sole owner of the membership interests in WebiMax.  Consummation of the Acquisition will be upon the following terms and subject to the conditions set forth herein:

(a)      Contingency Prior to Closing.  The Closing of this Agreement and the Parties’ obligation to consummate the transactions contemplated herein is expressly contingent upon Calypso satisfying the financing contingencies set forth in paragraph 2(e) below.

(b)      Consideration.  In consideration for the Acquisition, at the Closing, Calypso agrees to pay to Member the Cash Consideration. As additional consideration, at the Closing, Calypso agrees to issue the Calypso Consideration Shares to Member and/or his assigns.

--
1416531 v3

(i)      At the Closing, Calypso will direct its transfer agent to record and, as soon as practicable after the Closing, certificate and issue the Calypso Consideration Shares to Member and/or his assigns pursuant to the provisions set forth herein.

(ii)      The Calypso Consideration Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued pursuant to an exemption or exemptions therefrom and considered “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act.  All certificates representing the Calypso Consideration Shares will bear an appropriate restrictive legend in form and substance satisfactory to Calypso and Member.

(c)
Closing.  The Closing of this Agreement and transactions contemplated herein will take place on such date (the “Closing”) as mutually determined by the parties hereto, but no later than ten (10) business days after all terms, conditions and conditions precedent under this Agreement have been satisfied or waived and all documents required to be delivered under this Agreement  have been delivered.  The parties will use their commercially reasonable efforts to cause the Closing to occur on or about sixty (60) days from the date hereof. In the event that the Closing has not occurred on or before November 10, 2010, then any Party shall have the right to terminate this Agreement.

(d)      Corporate Existence.   Immediately following the Closing, Calypso will maintain it separate corporate existence as a corporation and WebiMax will retain its separate company existence as a limited liability company.  Additionally:

(i)      Calypso and WebiMax will each retain and possess all its rights, privileges, powers, franchises and property (real, personal and mixed) that each currently holds;

(ii)      all debts due to either of Calypso or WebiMax, on whatever account, all causes in action and all other things belonging to either of the separate entities will, except as otherwise set forth herein, continue to be held by each respective entity as existed immediately before the Closing of this Agreement; and

(iii)           all rights of creditors and all liens, if any, upon any property of either of Calypso and WebiMax will be (A) preserved unimpaired, and (B) limited to the liens, if any, on the property affected by such liens immediately prior to the Closing, and all debts, liabilities and duties of each of Calypso and WebiMax will continue to attach to each separate entity as existed immediately before the Closing.

(e)      Financing and Line of Credit.  The parties hereto agree that the Closing and the consummation of the transactions contemplated by this Agreement are expressly contingent upon the fulfillment of each and every one of the following conditions:

(i)      Following the execution of this Agreement, the parties hereto agree that Calypso will use its best efforts to arrange for financing in the form of a private placement of its securities for a minimum equity funding of two million five hundred thousand dollars ($2,500,000) and a maximum equity funding of three million dollars ($3,000,000), two million five hundred thousand dollars ($2,500,000) of which funds shall be utilized by Calypso at Closing to pay Member the Cash Consideration for the purchase of his Membership Interest, and the balance , if any, shall be utilized for the benefit of Calypso and the WebiMax business being acquired pursuant to the purchase of Member’s Membership Interest under this Agreement  (the “Private Placement”).

(ii)      The Private Placement will consist of the offering of six million (6,000,000) units (“Units”) to be offered at not less than $0.50 per Unit, each Unit consisting of one (1) share of Calypso common stock, par value $0.00001 per share, and two (2) common stock purchase warrants to purchase additional shares of Calypso common stock, par value $0.00001 per share; (x) the first warrant having the right to buy one (1) share of Calypso common stock at the exercise price of one dollar fifty cents ($1.50) per share, exercisable for a period of eighteen (18) months following

--
1416531 v3

the closing of the Private Placement (the “Private Placement Closing”), and (y) the second warrant having the right to buy one (1) share of Calypso common stock at the exercise price of two dollars ($2.00) per share, exercisable for a period of twenty four (24) months following the closing of the Private Placement.

(iii)            In connection with the Private Placement, WebiMax and Member agree to assist Calypso in the preparation of a confidential private placement memorandum (the “PPM”), to be used in connection with the offering, by providing to Calypso all available information, documents and financial statements with respect to WebiMax and its business as reasonably required and necessary to be included in the PPM.

(iv)           Calypso agrees that following the execution of this Agreement, it will use it best efforts to arrange for, secure and close on a line of credit for Calypso in the amount of at least one million dollars ($1,000,000) (the “Credit Line”) to fund the working capital needs of the businesses of both Calypso and WebiMax.

(v)      All funds realized from the Private Placement financing (the “PPM Funding”) will be placed into a special escrow account (“Escrow Account”) with Surety Title Corporation, or any substitute escrow agent selected by WebiMax and approved by Calypso, which approval shall not be unreasonably withheld, conditioned or delayed, as escrow agent (“Escrow Agent”) until the minimum of two million five hundred thousand dollars ($2,500,000) in gross proceeds for the PPM Funding has been realized.  Upon realizing the minimum escrow amount of two million five hundred thousand dollars ($2,500,000) from the PPM Funding and, provided that Calypso has arranged for, secured and closed upon the Credit Line for at least one million dollars ($1,000,000), the PPM Funds will be released from the Escrow Account in accordance with this Section 2(e) and the Private Placement Closing will be effected.

(f)      Employment Agreement.  Contemporaneous with the Closing, Calypso will execute an employment agreement with the Member, Kenneth C. Wisnefski (the “Employment Agreement”), whereby for a term of thirty six (36) months Mr. Wisnefski will agree to render his exclusive, full-time business services in an executive capacity, as Chief Executive Officer, to the business of Calypso, WebiMax and their subsidiaries, and to devote his best efforts to the affairs of Calypso and WebiMax and perform such duties as deemed reasonable and as designated by the Calypso and WebiMax Board of Directors taking into account Member’s executive position.  Additional terms and conditions of Mr. Wisnefski’s employment will be described in the Employment Agreement to be executed, a form of which is hereby annexed to this Agreement as Attachment No. 2(f) and, by this reference, made a part hereof.

(g)      Bonus Plan.  Immediately following the Closing, Calypso agrees that it will adopt and implement a performance-based bonus plan (the “Performance Based Bonus Plan”) that will provide for bonuses in the event that certain future “gross revenue levels” are attained within specified time periods by the combined entities of Calypso and WebiMax. The performance-based bonuses paid in accordance with the Performance Based Bonus Plan are to be paid in authorized, but previously unissued, shares of Calypso common stock, par value $0.00001 per share, to members of the Calypso / WebiMax management team consisting of Kenneth C. Wisnefski, Michael D. Parnell and Matthew J. Hoff.  A form of the Performance Based Bonus Plan is annexed hereto as Attachment No. 2(g) and, by this reference, made a part hereof.

(h)      Limited Registration Rights.  In the event that, following the Closing, Calypso files with the Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act, WebiMax or Member will be entitled to certain registration rights whereby they will have the opportunity to (i) include, or “piggyback” in the registration statement, its or his common stock that is part of the Calypso Consideration Shares acquired pursuant to this Agreement, and (ii) proportionately join in any sale of securities of Calypso (other than sales pursuant to Rule 144) of any officer or director of Calypso (collectively, the “Registration Rights”).  The Registration Rights will be subject to the provision that any investment banker and/or underwriter that may be engaged in

--
1416531 v3

connection with the registration statement may, in its discretion, severely restrict or completely negate the ability of WebiMax and/or Member to sell any of their shares so registered.

(i)      Employee Stock Plan.  Promptly following the Closing, Calypso agrees to take the necessary and requisite actions to establish an employee stock plan (“Employee Stock Plan”), pursuant to which Calypso will reserve for future issuance two hundred fifty thousand (250,000) shares of authorized, but previously unissued, Calypso common stock, par value $0.00001 per share, to be issued to certain key employees of WebiMax in accordance with the Employee Stock Plan (the “Stock Plan Shares”).  The Stock Plan Shares will be subject to the same vesting schedule as those currently in place with existing Calypso and Media Max, Inc. (a subsidiary of Calypso) employees, which is that twenty five percent (25%) of the Stock Plan Shares will be vested after each twelve (12)-month period of employment, with full vesting to occur after forty-eight (48) months of employment.

(j)      Incentive Acquisition Agreement.   Promptly after the Closing, Calypso agrees that it will take the necessary and requisite corporate and other actions necessary to amend its existing Incentive Acquisition Agreement (the “Acquisition Agreement”), a copy of which is annexed to this Agreement as Attachment No. 2(j) and, by this reference, made a part hereof, to include Kenneth C. Wisnefski on terms similar to those of the current parties to the Acquisition Agreement.

(k)      Other Matters.

(i)      Immediately prior to the Closing, Calypso will have no more than five million (5,000,000) shares of its common stock, par value $0.00001 per share, issued and outstanding, and no shares of its preferred stock issued and outstanding, excluding any shares to be issued pursuant to the Private Placement or to be otherwise issued under this Agreement.

(ii)      Contemporaneous with the Closing, the Calypso Board of Directors (the “Calypso Board”) will nominate and elect Kenneth C. Wisnefski to the Calypso Board. Calypso currently has, and at the Closing immediately before the appointment of Kenneth C. Wisnefski to the Calypso Board will have, one (1) other director, Michael D. Parnell, who will remain on the Board.  Additional directors may be added to the Board of Directors following the Closing at the discretion of the Calypso Board.

(iii)    Within four (4) business days following the execution of this Agreement, Calypso will prepare and file with the SEC a Current Notice on Form 8-K pursuant to the Securities Exchange Act of 1934 (the “Securities Exchange Act”), disclosing the execution of the Agreement and describing the terms of the Acquisition as required by such Form 8-K.  Calypso will amend the Form 8-K as necessary within seventy-one (71) days from the date of filing the initial Form 8-K to include the requisite audited financial statements of WebiMax and pro forma financial statements as required under the Securities Exchange Act.

(iv)    The Preferred Stock to be issued to Member as part of the Calypso Consideration Shares will have the following terms.  Each one (1) share of the Preferred Stock will entitle the holder thereof to convert the one (1) share into two hundred (200) shares of Calypso’s authorized, but previously unissued common stock, par value $0.00001 per share, at the conversion price of fifty cents ($0.50) per share at any time after the Preferred Stock is issued. The holder will have the option to put, or sell to Calypso, any shares of the Preferred Stock that have not been previously converted by the holder to Calypso common stock in consideration for the cash purchase price of one hundred dollars ($100) per share of the Preferred Stock pursuant to the following schedule (A) up to two thousand five hundred (2,500) shares of Preferred Stock at the end of the third (3rd) month following the Closing, (B) up to two thousand five hundred (2,500) shares of Preferred Stock (together with any shares of Preferred Stock not previously converted per subsection (A) above) at the end of the sixth (6th) month following the Closing, (C) up to two thousand five hundred (2,500) shares of Preferred Stock  (together with any shares of Preferred Stock not previously converted per subsections (A) and (B) above) at the end of the ninth (9th) month following the Closing, and (D) up to two thousand five hundred (2,500) shares of Preferred Stock (together with any shares of Preferred Stock not previously converted per subsections (A), (B) and (C) above) at the end of the twelfth (12th) month following the Closing.

--
1416531 v3

(v)      If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the transactions contemplated hereunder, the officers and directors of Calypso are hereby fully authorized to take, and will take, all such lawful and necessary action.

SECTION  3                           Delivery of Securities.   At the Closing, Member will deliver to Calypso the appropriate certificate or other document representing the Membership Interest, which shall represent one hundred percent (100%) of the issued and outstanding membership interests in WebiMax, together with a membership interest power or other equivalent document signed by Member which will transfer ownership of the Membership Interest to Calypso.  Immediately upon receipt of the Membership Interest and accompanying membership power or equivalent document, Calypso will take all necessary and appropriate corporate and other actions to authorize the issuance of the Calypso Consideration Shares to Member and/or his assigns and to deliver the appropriate documents to Calypso’s transfer agent to have the certificate(s) representing the Calypso Consideration Shares (the “Calypso Share Certificates”) issued to Member and/or his assigns.  Each of Member and/or his assigns will be required, prior to delivery of the Calypso Share Certificates, to deliver to Calypso an “investment letter” or other written instrument, acceptable to Calypso and to Member’s legal counsel in their reasonable judgment, providing, among other things, that it or they are acquiring the Calypso Consideration Shares for investment purposes only and not with a view to further distribution.

SECTION  4                           Representations of WebiMax.  WebiMax hereby makes, as of the date hereof and as of the Closing, the following representations and warranties:

(a)      WebiMax has been duly and validly created as a limited liability company under the laws of the State of New Jersey and is in good standing and duly qualified to do business in that state and in any other state where required to be so qualified, or will be so qualified before Closing, except where the failure to so qualify would have no material adverse effect.

(b)      As of the date hereof and for the purpose of this Agreement, the total number of membership interests of WebiMax issued and outstanding is one (1) membership interest, which is owned by Member.

(c)      WebiMax has the requisite power and authority to enter into this Agreement, together with such other agreements and documents requisite to this Agreement (the “Transaction Documents”) to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents to which WebiMax is a party and the consummation of the transactions contemplated hereby and thereby, have been, or will prior to the Closing be, duly authorized by WebiMax’s managing board. The execution of this Agreement and the other Transaction Documents does not materially violate or breach any material agreement or contract to which WebiMax is a party or will, by Closing be a party and, to the extent required, WebiMax has or will have by Closing, obtained all necessary approvals or consents required by any agreement to which it is a party.  The execution and performance of this Agreement and the other Transaction Documents will not violate or conflict with any provision of WebiMax’s Certificate of Formation or its Operating Agreement, if any,  in effect as of the date hereof.

(d)      The audited financial statements of WebiMax as of and for the years ended December 31, 2009 and 2008, and unaudited financial statements for the interim period through June 30, 2010, which have been delivered to Calypso, or will be delivered prior to or within seventy one (71) days of the Closing (hereinafter referred to as the “WebiMax Financial Statements”), fairly present the financial condition of WebiMax as of the dates thereof and the results of its operations for the periods covered thereby. Other than as set forth in any schedule or exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the WebiMax Financial Statements or in any exhibit or notes thereto other than contracts or obligations occurring in the ordinary course of business since

--
1416531 v3

June 30, 2010; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of WebiMax as reflected in the WebiMax Financial Statements.  WebiMax has, or will have at the Closing, good title to all assets, properties or contracts shown on the WebiMax Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth herein and therein and liens and encumbrances of record disclosed therein.

(e)      Except as disclosed in writing to Calypso and set forth in Attachment 4(e) annexed hereto, since June 30, 2010, there have not been any material adverse changes in the financial position of WebiMax except changes arising in the ordinary course of business, which changes will not materially and adversely affect the financial position of WebiMax.

(f)      Except as and to the extent as may be set forth in Attachment 4(f) annexed hereto, WebiMax is not a party to any material pending litigation or, to the actual knowledge of its executive officers (herein, “WebiMax’s Knowledge”), any governmental investigation or proceeding, not reflected in the WebiMax Financial Statements and, to WebiMax’s Knowledge, no litigation, claims, assessments or any governmental proceedings are threatened in writing against WebiMax.

(g)      Except as and to the extent as may be set forth in Attachment 4(g) annexed hereto, (i) WebiMax has never sponsored, maintained or contributed to any employee pension benefit plan, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) is not required to contribute to, nor has ever been required to contribute to, any multi-employer plan within the meaning of Section 3(37)(A) of ERISA; (iii) does not sponsor or contribute to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, nor has it entered into any pay arrangements, plans or programs that are ERISA Plans; or (iv) have an ERISA or non-ERISA Plan that provides benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service other than coverage mandated by applicable law, deferred compensation benefits accrued as liabilities on financial statements, or benefits, the full cost of which are borne by the current or former employee or his beneficiary. The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or officer of WebiMax to severance pay, unemployment compensation or any other payment, accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer.

(h)      To WebiMax’s Knowledge, neither WebiMax nor any of its officers, employees or agents, nor any other person acting on behalf of WebiMax, has directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any person who is, or may be in a position to help or hinder WebiMax’s business, or assist it in connection with any actual or proposed transaction, which (i) might be reasonably expected to subject it to any material damage or penalty in any action or to have a material adverse affect on WebiMax or its business, assets, properties, financial condition or results of operations (a “Material Adverse Affect”), (ii) if not given in the past, might have reasonably been expected to have had a Material Adverse Affect, or (iii) if not continued in the future, might be reasonably expected to have a Material Adverse Affect or to subject WebiMax to material suit or penalty in any action.

(i)      WebiMax has, or by the Closing will have, filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of its business, and has paid, or will have paid or made adequate provisions for, all taxes or assessments which have become due as of the Closing.

(j)      WebiMax is not currently in any material breach of any material agreement to which it is a party and has previously made available to Calypso copies of or access to all material contracts, commitments and/or agreements to which WebiMax is a party.

--
1416531 v3

(k)      To WebiMax’s Knowledge, all material documents and information regarding WebiMax, which has been delivered by it to Calypso for use in connection with this Agreement was, at the time provided, true and accurate        in all material respects.

(l)      To WebiMax’s Knowledge, WebiMax has disclosed and, at the Closing will have disclosed in writing to Calypso, all existing events, conditions and facts materially affecting WebiMax’s business, financial conditions (including any liabilities, contingent or otherwise) or results of operations which WebiMax deems material to its business, financial condition or results of operations.

(m)      WebiMax is and has been in material compliance with, and has conducted any business previously owned or operated by it in material compliance with all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance in the aggregate has not had, and would not be reasonably expected to have, a Material Adverse Affect.  WebiMax has not received notice of any noncompliance with the foregoing, nor are its executives aware of any actual claims or claims threatened in writing in connection therewith.

(n)      To WebiMax’s Knowledge, and except as may be otherwise disclosed herein or by a written attachment hereto, no executive officer or director of WebiMax has been within the past five (5) years, (i) a party to any bankruptcy petition against such person or against any business of which such person was affiliated; (ii) convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses; (iii) subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or (iv) found by a court of competent jurisdiction in a civil action by the SEC or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law and which judgment has not been reversed, suspended or vacated.

(o)      To WebiMax’s Knowledge, and except as, and to the extent specifically disclosed in this Agreement and as may be specifically disclosed or reserved against it as to amount in the latest balance sheet contained in WebiMax Financial Statements, there is no basis for any assertion against WebiMax of any material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto.  Neither the execution and delivery of this Agreement or other Transaction Documents to which WebiMax is a party, nor the consummation of the transactions contemplated hereby or thereby will:

(i)      result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from WebiMax to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of WebiMax;

(ii)      increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of WebiMax; or

(iii)           result in the acceleration of the time of payment or vesting of any such benefits.

(p)      Except as disclosed to Calypso in writing and annexed hereto as Attachment 4(p), WebiMax has no “material” contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects, or otherwise.  For purposes of this Section 4(p), “material” means payment or performance of a contract, commitment, arrangement or understanding in the ordinary course of business, which is expected to involve payments to any third party in excess of one hundred thousand dollars ($100,000).

--
1416531 v3

(q)      To WebiMax’s Knowledge, no representation or warranty by WebiMax contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements therein not misleading.  Except as specifically indicated elsewhere in this Agreement, all documents delivered by WebiMax in connection herewith, have been and will be complete originals, or duplicate copies thereof.

SECTION  5                           Representations of Calypso.  Calypso hereby makes, as of the date hereof and as of the Closing, the following representations and warranties:

(a)      Calypso is a corporation duly organized and validly existing under the laws of the State of Nevada and is in good standing and duly qualified to do business in that state and in any other state where required to be so qualified, or will be so qualified before Closing, except where the failure to so qualify would have no material adverse effect.

(b)      Calypso has the requisite corporate power to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been or will, prior to the Closing be duly authorized by Calypso’s Boards of Directors; and (ii) except as set forth in Section 7(g) hereof, do not have to be approved or authorized by the stockholders of Calypso.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Calypso is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to Calypso or its properties or to which Calypso will, by Closing, be a party, and, to the extent required, Calypso has or will have by Closing, obtained all necessary approvals or consents required by any agreement to which it is a party.  The execution and performance of this Agreement will not violate or conflict with any provision of the Calypso’s Certificates of Incorporation or Bylaws.

(c)      Calypso has delivered to WebiMax and Member, or will deliver prior to the Closing, a true and complete copy of its audited financial statements for the fiscal years ended December 31, 2009, and 2008 and its unaudited financial statements for the six month period ended June 30, 2010 (the “Calypso Financial Statements”).  The Calypso Financial Statements are complete, accurate and fairly present the financial condition of Calypso as of the dates thereof and the results of its operations for the periods then ended.  There are no material liabilities or obligations, either fixed or contingent, not reflected therein.  The Calypso Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Calypso as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

(d)      Except as disclosed in writing to WebiMax and Member, since June 30, 2010, there have not been any material adverse changes in the financial position of Calypso except changes arising in the ordinary course of business, which changes will not materially and adversely affect the financial position, business or operations of Calypso or WebiMax.

(e)      Except as and to the extent as may be set forth in Attachment 5(e) annexed hereto, Calypso is not a party to any material pending litigation or, to the knowledge of its executive officers (herein, “Calypso’s Knowledge”), any governmental investigation or proceeding, not reflected in the Calypso Financial Statements and no litigation, claims, assessments or any governmental proceedings are threatened in writing against Calypso.

(f)      Calypso has filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the Calypso Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received.  Calypso is not delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to it.

--
1416531 v3

(g)      As of the date of this Agreement, Calypso’s authorized capital stock consists of one hundred million (100,000,000) shares of common stock, $0.00001 par value, of which five million (5,000,000) shares are presently issued and outstanding, and ten million (10,000,000) shares of preferred stock, par value $0.001, none of which are outstanding, and none of which will be outstanding as of the Closing.  All outstanding shares of Calypso common stock are, and will be at the Closing, duly authorized, validly issued, fully paid and nonassessable. There are no existing options, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of Calypso.

(h)      As of the date hereof and at the Closing, the Calypso Consideration Shares to be issued and delivered to Member hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid and nonassessable shares of Calypso ommon stock and preferred stock, free and clear of all liens, claims and encumbrances.

(i)      Prior to the Closing, Calypso will make available for inspection by WebiMax and Member or their authorized representative, from time to time as requested by WebiMax or Member, copies of Calypso’s financial records, minute books, and related documents.  All documents and information regarding Calypso that have been or will be provided to WebiMax and Member by Calypso, or set forth in any document or other communication disseminated to any former, existing or potential stockholders of Calypso, to the public or filed with the SEC, FINRA, or any federal or state securities and/or financial regulators or authorities, is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations

(j)      Calypso is and has been in material compliance with, and has conducted any business owned or operated by it in compliance with all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including, without limitation, all applicable securities and/or financial regulatory laws and regulations, including, but not limited to, the Sarbanes-Oxley Act of 2002 and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse affect on the business, financial condition, operations or assets of Calypso.  Calypso has not received notice of any noncompliance with the foregoing, nor is it aware of any claims or threatened claims in connection therewith.  As of the date of this Agreement Calypso is, and as of the Closing, Calypso will be, current in its periodic reporting obligations to the SEC pursuant to the Securities Exchange Act.

(k)      Except as and to the extent specifically disclosed in this Agreement and as may be specifically disclosed or reserved against as to amount in the latest balance sheet contained in the Calypso Financial Statements provided to WebiMax and Member, there is no basis for any assertion against Calypso of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due including, without limitation, any liability for taxes, including e-commerce sales or other taxes, interest, penalties and other charges payable with respect thereto.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will;

(i)      result in any payment, whether severance pay, unemployment compensation or otherwise, becoming due from Calypso to any person or entity, including without limitation, any employee, director, officer;

(ii)      increase any benefits otherwise payable to any person or entity, including without limitation, any employee, director, officer or affiliate; or

(iii)           result in the acceleration of the time of payment or vesting of any such benefits.

(l)      No aspect of Calypso’s business, operations or assets is of such a character as would restrict or otherwise hinder or impair Calypso from carrying on its business as presently being conducted and as anticipated following consummation of the Acquisition.

--
1416531 v3

(m)     Except as and to the extent as may be set forth in Attachment 5(m) annexed hereto, neither Calypso, nor its subsidiaries and any affiliates thereof (i)  has or have never sponsored, maintained or contributed to any employee pension benefit plan, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) is required to contribute to, nor has ever been required to contribute to, any multi-employer plan within the meaning of Section 3(37)(A) of ERISA; (iii) sponsors or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, or has entered into any pay arrangements, plans or programs that are ERISA Plans; or (iv) has an ERISA or non-ERISA Plan that provides benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service other than coverage mandated by applicable law, deferred compensation benefits accrued as liabilities on financial statements, or benefits, the full cost of which are borne by the current or former employee or his beneficiary.

(n)      Calypso has not materially breached any material agreement to which it is or has been a party.  Prior to the execution of this Agreement, Calypso has given to or made available to WebiMax and/or Member copies all “material” contracts, commitments and/or agreements to which Calypso is a party. For purposes of this Section 5(n), “material” means payment or performance of a contract, commitment, arrangement or understanding in the ordinary course of business, which is expected to involve payments to any third party in excess of one hundred thousand dollars ($100,000).

(o)      All shares of Calypso’s outstanding common stock have been issued pursuant to an appropriate exemption from registration under the Securities Act and all applicable state securities laws.  There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws.

(p) The By-Laws of Calypso provide for a Board of Directors consisting of five (5) Directors.

(q)      No representation or warranty by Calypso contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof, contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements therein not misleading.  Except as specifically indicated elsewhere in this Agreement, all documents delivered by Calypso in connection herewith, have been and will be complete originals, or duplicate copies thereof.

SECTION 6                      Actions Prior to Closing.

(a)      Prior to Closing, WebiMax and Member on one hand, and Calypso on the other hand, will be entitled to make such investigations of the assets, properties, business and operations of the other party and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby.  Any such investigation and examination will be conducted at reasonable times and under reasonable circumstances and the Parties hereto will cooperate fully therein.  The representations and warranties contained in this Agreement will not be affected or deemed waived by reason of the fact that any Party hereto discovered, or should have discovered, that any representation or warranty is or might be inaccurate in any respect.  Until the Closing, the Parties hereto and their respective affiliates will keep strictly confidential and will not use in any manner inconsistent with the transactions contemplated by this Agreement, any information or documents obtained from the other concerning its assets, properties, business or operations (the “Transactional Information”). It is hereby acknowledged that the Parties shall be permitted to disclose said Transactional Information to its third party professionals assisting in the analysis of such Transactional Information provided that the Party forwarding the Transactional Information to its third party professionals shall be required to inform such third party professionals in writing that such third party professionals shall be required to maintain the confidentiality of such Transactional Information in the same manner and respect as the Party providing such third party professionals with such Transactional Information.  If the Closing does not occur for any reason (including, without limitation, pursuant to a termination of this Agreement), the parties hereto and their respective

--
1416531 v3

affiliates will not disclose, nor use for their own benefit, any such Transactional Information unless and to the extent such Transactional Information is;

(i)      readily ascertainable from public or publicly published information, or trade sources in the public domain;

(ii)      received from a third party not under an obligation to keep such information confidential; or

(iii)           required to be disclosed by any applicable law, rule, regulation or court order.

If the Closing does not occur for any reason, each of the Parties and their respective affiliates will promptly return or destroy all originals and copies of such Transactional Information and compilations thereof, and will certify such destruction or return to the other Party in a writing signed by an officer of such Party.

(b)      Prior to the Closing, no written news releases or public disclosure (each, a “Disclosure”) shall be permitted by any Party unless previously agreed to by all Parties hereto, except that Calypso will be permitted to file with the SEC the Form 8-K within four (4) business days after the execution of this Agreement as set forth in Section 2(k)(ii) hereof. After Closing, any proposed Disclosure by a Party hereto pertaining to this Agreement or the transactions contemplated hereby, will be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that;

(i)      such approval will not be unreasonably withheld;

(ii) the content of the Disclosure shall be reasonably agreeable to all Parties; and

(ii)      in the event that, in the judgment of counsel to a Party a Disclosure is required in order to comply with federal or state securities or corporate laws or policies, then such counsel shall disclose said intention to publish said Disclosure in writing to the other Parties and the publishing Party’s counsel and shall be permitted to publish said Disclosure, with consideration being given to the confidentiality interests of the other Parties, no earlier than five (5) days after the date of its written notice.

(c)      Contemporaneous with or prior to the Closing, Calypso’s Board of Directors will take all necessary and requisite corporate and other actions to nominate and appoint to the Board of Directors Kenneth C. Wisnefski, to be effective immediately upon the Closing.

(d) Contemporaneous with or prior to the Closing, Calypso will cause to be authorized and issued the Calypso Consideration Shares.

(e)      Contemporaneous with or prior to the Closing, Calypso’s Board of Directors will take all necessary and requisite actions to (i) effect a change in its corporate name to WebiMax, Inc., or such other substantially similar name as might be determined by Calypso’s Board of Directors and as shall be acceptable to WebiMax and Member in their reasonable judgment; and (ii) obtain by written consent in lieu of a stockholders’ meeting the requisite majority vote of the stockholders of Calypso to approve the name change.

(f)      Except as contemplated by this Agreement, there will be no stock dividend, stock split, recapitalization, or exchange of shares with respect to, or rights issued in respect of Calypso common stock after the date of the execution of this Agreement and prior to the Closing, and there will be no dividends or other distributions paid on Calypso’s common stock after the date hereof, in each case through and including the Closing.

(g)      Calypso, acting through its Board of Directors, will authorize and take all requisite and necessary actions to prepare and file the requisite reports and/or filings with the SEC or any other federal, state or local governmental agency or instrumentality having jurisdiction over the transactions

--
1416531 v3

contemplated by this Agreement and make whatever other reports and/or filings that may be required pursuant to applicable law, rule or regulation.

(h)      WebiMax will provide to Calypso any documents and information in WebiMax’s possession or control requested by Calypso as being necessary for inclusion in the requite reports and/or filings to be made by Calypso with the SEC or other agency concerning the Acquisition and the transactions contemplated hereby.  WebiMax and Calypso, respectively, agree to promptly correct any information provided by any of them for use in the reports and/or filings if, and to the extent that, such information will have become false or misleading in any material respect, and Calypso further agrees to take all necessary steps to cause the reports and/or filings, as so corrected if necessary, to be prepared and delivered to the appropriate party to the extent required by applicable state and federal securities and financial reporting laws.

(i)      Except as required by court order or applicable law, neither WebiMax nor Calypso will voluntarily take any action that would, or that is reasonably likely to, result in any of the conditions to the Acquisition not being satisfied.  Without limiting the generality of the foregoing neither WebiMax nor Calypso will intentionally take any action that would result in;

(i)      any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue; or

(ii)      any of such representations and warranties that are not so qualified becoming untrue in any material respect.

(j)      Calypso covenants that its common stock will continue to be approved for quotation in the over-the-counter market on the OTC Bulletin Board and that it will continue to satisfy throughout the period from the date of this Agreement through the Closing any disclosure or filing requirements to maintain its eligibility to have its shares quoted.

(k) Contemporaneous with or prior to Closing, Calypso will obtain and maintain for the benefit of the officers and directors of each of WebiMax and Calypso, officers’ and directors’ insurance (i) containing such terms and conditions, (ii) with licensed insurance carriers possessing such ratings,  and (iii) with such coverage amounts as shall be designated by Member and Calypso in their reasonable judgment, it being agreed that such officers’ and directors’ insurance coverage (A) shall be maintained for a period no less than the Member’s employment under the Employment Agreement, and (B) shall contain a “tail” for Member’s and the other officers’ and directors’ benefit for a period of time no less than fifteen (15) years after the date of the termination or expiration of the employment of any officer or director.

SECTION 7                      Conditions Precedent to the Obligations of WebiMax and Member.  All obligations of WebiMax and Member under this Agreement and to effect the Acquisition contemplated hereby are subject to the fulfillment, prior to or as of the Closing, as indicated below, of each of the following conditions:

(a)      The representations and warranties by or on behalf of Calypso contained in this Agreement, or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith, will be true and correct at and as of the date of Closing as though such representations and warranties were made at and as of such time.

(b)      Calypso will have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) No preliminary or permanent injunction or other order, decree or ruling issued by a court or other governmental authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority of competent jurisdiction will be in effect which would have the effect of (i) making the consummation of the Acquisition or any of the

--
1416531 v3

transactions contemplated by this Agreement illegal, or (ii) otherwise prohibiting the consummation of the Acquisition or any of the transactions contemplated by this Agreement.

(d)      On or before the Closing, the Calypso Board of Directors will have approved, in accordance with applicable provisions of state corporation law and any other applicable law, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and will have submitted same to the Calypso stockholders, if applicable, for approval and shall have obtained all applicable shareholder approvals, in accordance with such state corporation law and any other applicable law.

(e)      On or before the Closing, Calypso will have delivered to WebiMax certified copies of resolutions of the Calypso Board of Directors and, if shareholder approval is required, the shareholders of Calypso, approving and authorizing;

(i)      the execution, delivery and performance of this Agreement and all necessary and proper actions to enable Calypso to comply with the terms of this Agreement;

(ii)      the appointment of WebiMax’s nominee, Kenneth C. Wisnefski, to the Calypso Board of Directors; and

(iii)           all other matters set forth or contemplated herein.

(f)      The Acquisition will be permitted by applicable federal and state law and Calypso will have sufficient shares of its common stock and preferred stock authorized to complete the transactions contemplated hereby.

(g)      Prior to the Closing, Calypso will have (i) sold a minimum of five million (5,000,000) Units pursuant to the Private Placement referenced in Section 2(e) above and realized gross proceeds of at least two million five hundred thousand dollars ($2,500,000) in Private Placement Funding from the offering, a portion of such proceeds to be applied to the Cash Consideration to be paid to Member and (ii) secured and closed upon the Credit Line providing the proceeds to Calypso in the amount of at least one million dollars ($1,000,000) to fund the working capital needs of the businesses of both Calypso and WebiMax.

(h)           The change in Calypso’s corporate name will have been approved by Board of Directors and the requisite vote of the stockholders and the appropriate documents will have been fully prepared for filing immediately upon the Closing in accordance with all applicable state laws.

(i)      At the Closing, Calypso will have delivered to WebiMax, in a form acceptable to WebiMax and Member, an opinion letter of Calypso’s legal counsel, dated as of the Closing, to the effect that:

(i)      Calypso is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada;

(ii)      Calypso has taken all necessary and requisite corporate actions to authorize this Agreement and all transactions contemplated herein;

(iii)           The shares of Calypso common stock and Preferred Stock (the Calypso Consideration Shares) to be issued pursuant to this Agreement are duly authorized, validly issued and will be deemed “restricted securities” that may be sold or otherwise transferred only upon the satisfaction of the provisions of Rule 144, or pursuant to any other appropriate exemption or registration under the Securities Act;

(iv)           Calypso is current in its periodic reporting obligations to the SEC pursuant to the Securities Exchange Act and has fulfilled all disclosure obligations under such Act and applicable securities laws; and

--
1416531 v3

(v)      The current stockholders of Calypso common stock will have no appraisal or similar rights as a result of consummation of this Agreement and the transactions contemplated hereby.

(j)      The capitalization of Calypso will be the same as described in Section 5(g) above.

(k)      The Calypso Consideration Shares to be issued to Member at the Closing will have been duly authorized and, when issued, will be deemed validly issued, nonassessable and fully paid under the provisions of applicable federal and state law, to be issued in a private, nonpublic offering in compliance with all federal, state and applicable securities laws.

(l)      At the Closing, Calypso will have delivered the Employment Agreement to Member.

(m) At the Closing, Calypso will have delivered to Member evidence of the insurance coverate obtained pursuant to Section 6(k) hereof.

(n)      Each of WebiMax and Member will have completed its respective financial and legal due diligence investigation of Calypso with results thereof satisfactory to it in its sole and exclusive discretion. .

(o) All appropriate and necessary governmental and regulatory filings of Calypso in connection with this Agreement and the transactions contemplated hereby will be made by Calypso and all necessary governmental and regulatory consents to this Agreement and the transactions contemplated hereby required to be obtained by Calypso will have been received.

(p) All necessary third party consents to this Agreement and the transactions contemplated hereby will have been received by Calypso.

SECTION 8                      Conditions Precedent to the Obligations of Calypso.   All obligations of Calypso under this Agreement to effect the Acquisition and other transactions contemplated hereby, are subject to the fulfillment, prior to or at the Closing as indicated below, of each of the following conditions:

(a)      The representations and warranties by WebiMax contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith, will be true and correct at and as of the date of the Closing of the Acquisition as though such representations and warranties were made at and as of such times.

(b)      WebiMax and Member will have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them.

(c)      On or before the Closing, the Member and managing board of WebiMax will have approved in accordance with applicable provisions of state law and any other applicable law, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d)      On or before the Closing Date, WebiMax and Member will have delivered to Calypso certified copies of resolutions of the WebiMax managing board approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, as necessary, and authorizing all of the necessary and proper action to enable WebiMax and Member to comply with the terms of this Agreement.

(e)      The Acquisition will be permitted by applicable federal and state law.

(f)
Prior to the Closing, Calypso will have (i) sold a minimum of five million (5,000,000) Units pursuant to the Private Placement referenced in Section 2(e) above and realized gross proceeds from the said sale of at least two million five hundred thousand dollars ($2,500,000) in Private Placement Funding from the offering, a portion of such proceeds to be applied to the Cash Consideration to be paid to Member, and (ii) secured and closed upon the Credit Line providing

--
1416531 v3

proceeds to Calypso in the amount of at least one million dollars ($1,000,000) to fund the working capital needs of the businesses of both Calypso and WebiMax.

(g)      Prior to or at the Closing, Calypso must receive from Member and/or his assigns an “investment letter” or other equivalent document providing representations that the Calypso Consideration Shares to be issued in the Acquisition are, among other things;

(i)      being acquired for investment purposes and not with a view to public resale;

(ii)      being acquired for the investor’s own account; and

(iii)           are restricted and may not be resold except pursuant to a registration statement or in reliance upon an exemption to registration under the Securities Act.

(h)      At the Closing, WebiMax will have delivered to Calypso, in a form acceptable to Calypso, an opinion letter of WebiMax’s legal counsel, dated as of the Closing, to the effect that:

(i)      WebiMax is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey; and

(ii)      WebiMax has taken all necessary and requisite entity actions to authorize this Agreement and all transactions contemplated herein, including Member approval, if required;

(i)      WebiMax and Member will have received all necessary and requisite approvals and consents from required parties, and this Agreement and the Acquisition will have been adopted and approved by the requisite vote of Member, if required.

SECTION 9                      Survival.  The representations and warranties contained in this Agreement and any other document or certificate relating hereto will survive and continue in full force and effect for a period of six (6) months after the Closing of the Acquisition.

SECTION 10  Indemnification.

(a)      From and after the Closing of this Agreement, Calypso agrees to indemnify, defend and hold harmless WebiMax and Member and each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing an officer or director of WebiMax , against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, demands, liabilities, damages and deficiencies, including interest and penalties, incurred or suffered in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, arising out of matters existing or occurring prior to the Closing, whether asserted or claimed prior to, at or after the Closing, which is based in whole or in part on, or arising in whole or in part out of the fact that such person is or was a member, officer or manager of WebiMax, including, without limitation, all losses, claims, damages, costs, expenses, liabilities, judgments or settlement amounts based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby to the fullest extent that WebiMax and Member could have been permitted under applicable state laws and its Certificate of Formation, Operating Agreement and other agreements in effect on the date hereof to indemnify such individual.

(b)      From and after the Closing of this Agreement, WebiMax and Member agree to indemnify, defend and hold harmless Calypso and each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing a director or officer of Calypso, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, demands, liabilities, damages and deficiencies, including interest and penalties, incurred or suffered in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, arising out of matters existing or occurring prior to the Closing, whether asserted or claimed prior to, at or after the Closing, which is based in whole or in part on, or arising in whole or in part out of the fact that such person is a party to this Agreement or is or was a director or officer of

--
1416531 v3

Calypso including, without limitation, all losses, claims, damages, costs, expenses, liabilities, judgments or settlement amounts based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby to the fullest extent that Calypso could have been permitted under applicable state laws and its Certificate of Incorporation, Bylaws and other agreements in effect on the date hereof, to indemnify such individual.

(c)      Any indemnified Party wishing to claim indemnification under subsection (a) or (b) of this Section 10, upon learning of any such claim, action, suit, proceeding or investigation, will promptly notify Calypso if under subsection (a), or WebiMax and Member if under subsection (b).  However, failure to so notify the appropriate party will not relieve the indemnifying party from any liability which it may have under this Section 10, except to the extent such failure materially prejudices such party.  In the event of any such claim, action, suit, proceeding or investigation, (i) the indemnifying party will have the right to assume the defense thereof and will not be liable to any such indemnified party in connection with the defense thereof; (ii) the indemnified party will cooperate in all respects as requested by the indemnifying party in the defense of any such matter; and (iii) the indemnifying party will not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that the indemnifying party will not have any obligation hereunder to any indemnified party if and when a court will ultimately determine, and such determination will have become final, that the indemnification of such indemnified party in the manner contemplated hereby is prohibited by law.

SECTION  11                           Nature of Representations.   All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties, covenants and agreements contained in this Agreement and the other Transaction Documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

SECTION  12                           Documents at Closing.   At the Closing, the following documents will be delivered:

(a)      WebiMax will deliver, or will cause to be delivered, to Calypso the following;

(i)      a certificate executed by the principal executive officer or manager of WebiMax to the effect that all representations and warranties made by WebiMax under this Agreement are true and correct as of the Closing, the same as though originally given to Calypso on said date, and that WebiMax has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by WebiMax on or prior to the Closing;

(ii)      a certificate from the State of New Jersey and from any other state jurisdiction in which WebiMax is authorized to do business or should be authorized to do business under applicable state law, dated within five (5) business days of the Closing, to the effect that WebiMax is a limited liability company in good standing under the laws of that State;

(iii)           such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(iv)           certified copies of resolutions adopted by WebiMax’s managing board and Member approving the Acquisition;

(v)      all other items, the delivery of which is a condition precedent to the obligations of Calypso , as set forth in Section 8 above.

(b)      Calypso will deliver or cause to be delivered to WebiMax;

(i)      stock certificates representing the Calypso Consideration Shares to be issued to Member as a condition of the Acquisition as described in Section 2 hereof;

--
1416531 v3

(ii) the Cash Consideration;

(iii)           a certificate of the President of Calypso to the effect that all representations and warranties of Calypso made under this Agreement are true and correct as of the Closing, the same as though originally given on said date; and that Calypso has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing;

(iv)           certified copies of resolutions adopted by Calypso’s Boards of Directors and, if required, the shareholders of Calypso approving the Agreement and authorizing the Acquisition and all related matters;

(v)           a certificate from the State of Nevada any from any other state jurisdiction in which Calypso is authorized to do business or should be authorized to do business under applicable state law, dated within five (5) business days of the Closing that Calypso is a corporation is in good standing under the laws of said State;

(vi)         the Employment Agreement

(vii)       the evidence of the insurance coverate obtained pursuant to Section 6(k) hereof.

(viii) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement; and

(ix) all other items, the delivery of which is a condition precedent to the obligations of WebiMax and Member as set forth in Section 7 above.

SECTION 13                           Finder’s Fees.   Calypso represents and warrants to WebiMax and Member, and WebiMax and Member represent and warrant to Calypso, that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any “broker” or “finder” or similar person in connection with this Agreement or any of the transactions contemplated hereby.

SECTION  14                           Additional Covenants.

(a) Between the date hereof and the Closing, except with prior written consent of the other Party:

(i) Each of Calypso and WebiMax will conduct their business only in the usual and ordinary course and will not change their business or undertake a new and different business;

(ii) No change will be made in the Certificate of Incorporation or Bylaws of Calypso or the Certificate of Formation or Operating Agreement, if any, of WebiMax except as described herein;

(iii) No change will be made in the authorized or issued shares of Calypso common stock or preferred stock or the WebiMax Membership Interest except as set forth herein; and

(iv) Calypso will not make any payment or distribution to its stockholders or purchase or redeem any shares or common stock or issue any preferred stock except as set forth herein.

(b) Immediately following the Closing, Calypso will:

(i) reserve for issuance two hundred fifty thousand (250,000) shares of authorized but previously unissued Calypso common stock, par value $0.0001 per share, to be issued to certain key employees of WebiMax, which common stock will be subject to the same vesting schedule as those currently in place with existing Calypso and Media Max, Inc. (a subsidiary of Calypso) employees, which shall be twenty five percent (25%) vested after each twelve (12) month period; and

--
1416531 v3

(ii) take the necessary action to amend its existing Incentive Acquisition Agreement (“IAA”) to include Kenneth C. Wisnefski on terms similar to those of the current parties to the IAA.

SECTION  15                           Termination.   This Agreement may be terminated prior to the Closing as set forth below:

(a)      By the written consent of all of the Parties hereto;

(b)     By any Party hereto if the Closing will not have occurred on or before October 31, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 15(b) will not be available    to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)      By any Party hereto if any governmental entity;

(i)      will have issued an order, decree or ruling or taken any other action (which the parties will use their reasonable best efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action will have become final and nonappealable; or

(ii)      will have failed to issue an order, decree or ruling or to take any other action and such denial of a request to issue such order, decree, ruling or take such other action will have become final and nonappealable (which order, decree, ruling or other action the parties will have used their reasonable best efforts to obtain); if such action under (i) and/or (ii) is necessary to fulfill the conditions set forth in Sections 7 and 8, as applicable; or

(d)      By any of the Parties hereto if one of the other Parties will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in either Section 7 or Section 8 are not capable of being satisfied on or before the Termination Date.

SECTION  16                           Effect of Termination.   In the event of termination of this Agreement by any of the Parties hereto as provided in Section 15, this Agreement will forthwith become void and there will be no liability or obligation on the part of any of the Parties or their respective officers or directors except as provided in the confidentiality covenants set forth in Section 6 (a) hereof .

SECTION 17                           Miscellaneous.

(a)      Further Assurances.   At any time and from time to time after the Closing, each Party agrees that it will execute such additional instruments and take such action as may be reasonably requested by the other Party to carry out the intent and purposes of this Agreement.

(b)      Waiver.  Any failure on the part of any Party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the Party (in its sole discretion) to whom such compliance is owed.

(c)      Amendment.   This Agreement may be amended only in writing as agreed to by all Parties hereto.

(d)      Notices.   All notices and other communications to any party hereto will be in writing and deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested, by Federal Express, facsimile or e-mail to the address of the noticed party as follows:

Calypso Media Services Group, Inc.
12 North Washington Street
Montoursville, Pennsylvania 17754

--
1416531 v3

Telephone:  (570) 368-7633
Facsimile:   (570) 368-7636
E-mail:	MdpLR@aol[dot]com

With a copy to:

Leonard E. Neilson, Esquire
Attorney at Law
8160 South Highland Drive, Suite 104
Sandy, Utah 84093
Telephone:  (801) 733-0800
Facsimile:                       (801) 733-0808
E-mail:   LNeilsonLaw@aol[dot]com

WebiMax, L.L.C.
1500 Commerce Parkway, Suite U
Mount Laurel, New Jersey 08054
Attention: Kenneth C. Wisnefski, Founder/CEO
Telephone:  (888) 932-4629
Facsimile:                      (856) 840-8334
E-mail:  ken@webimax[dot]com

With a copy to:
Peter Spirgel, Esquire
Attorney at Law
Flaster/Greenberg P.C.
1810 Chapel Avenue West
Cherry Hill, NJ 08002-4609
Telephone:  (856) 661-2267
Facsimile:   (856) 661-1919
E-mail:	peter.spirgel@flastergreenberg[dot]com

Mr. Kenneth C. Wisnefski
1500 Commerce Parkway, Suite U
Mount Laurel, New Jersey 08054

With a copy to:
Peter Spirgel, Esquire
Attorney at Law
Flaster/Greenberg P.C.
1810 Chapel Avenue West
Cherry Hill, NJ 08002-4609
Telephone:  (856) 661-2267
Facsimile:   (856) 661-1919
E-mail:	peter.spirgel@flastergreenberg[dot]com

Additional notices are to be given as to each Party, at such other address as should be designated in writing complying as to delivery with the terms of this Section 17(d).  All such notices shall be effective when sent, addressed as aforesaid.

(e)      Headings.  The section and subsection headings in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(f)      Counterparts.   This Agreement may be executed simultaneously in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  It is further agreed that the delivery by facsimile, e-mail or other recognized electronic medium of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

--
1416531 v3

(g)      Binding Effect.   This Agreement will be binding upon the Parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(h)      Entire Agreement.   This Agreement and the attachments and exhibits annexed hereto comprise the entire agreement of the Parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(i)      Severability.   If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement will remain in full force and effect.

(j)      Responsibility and Costs.  Whether the Acquisition is consummated or not and except as otherwise provided herein or by separate agreement, all fees, expenses and out-of-pocket costs including, but not limited to fees and disbursements of counsel, financial advisors and accountants and expenses associated with fulfillment of the obligations set forth herein, that are incurred by the parties hereto will be borne solely and entirely by the Party that has incurred such costs and expenses.

(k)      Governing Law.   This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law.

(l)      Assignment.   This Agreement shall not be assignable or transferable by any Party hereto.

[Signatures on Following Page]

--
1416531 v3

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Calypso Media Services Group, Inc.

By:	/s/ Michael E. Parnell
Michael D. Parnell
Its:	President

WebiMax, L.L.C.

By:	/s/ Kenneth C. Wisnefski
Kenneth C. Wisnefski
Its:	Manager

/s/ Kenneth C. Wisnefski
Kenneth C. Wisnefski, as sole member of webimax, L.L.C.

--
1416531 v3